Exhibit 99.1
Contacts:

Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
Zimmer Reports First Quarter 2010 Financial Results
•	Net Sales of $1.06 billion for the first quarter increased by 7.1% reported over the prior year period (an increase of 3.4% constant currency)

•	Diluted EPS for the first quarter were $1.01 reported, an increase of 11.0% over the prior year period, and $1.02 adjusted, an increase of 7.4% over the prior year period

•	Reaffirms full-year sales and adjusted EPS guidance
(WARSAW, IN) April 22, 2010—Zimmer Holdings, Inc. (NYSE and SIX: ZMH) today reported financial results for the quarter ended March 31, 2010. The Company reported first quarter net sales of $1.06 billion, an increase of 7.1% reported and 3.4% constant currency over the first quarter of 2009. Diluted earnings per share for the quarter were $1.01 reported and $1.02 adjusted, an increase of 7.4% adjusted over the prior year period.
“We are executing strategies that will enable us to accelerate growth in our served markets,” said David Dvorak, Zimmer President and CEO. “Our first quarter results demonstrated improvement in both top-line and earnings per share growth rates compared to last year and to the fourth quarter of 2009. We again generated year-over-year sales increases in all three of our geographic segments, and our performance in the Asia Pacific region was particularly strong with 11% constant currency growth.”

Net earnings for the first quarter were $205.4 million on a reported basis and $207.4 million on an adjusted basis, a decrease of 1.2% adjusted from the prior year period. Operating cash flow for the first quarter was $259.5 million.
In the first quarter, the Company acquired 1.5 million shares of its common stock for an aggregate purchase price of $93.5 million. At the end of the quarter, $117.6 million of authorization remained under the Company’s $1.25 billion repurchase program, which expires on December 31, 2010.
Guidance
The Company reaffirmed its full-year sales and adjusted EPS guidance for 2010. Full-year revenues are expected to increase between 3% and 5% on a constant currency basis. Assuming foreign currency exchange rates remain near recent levels, the Company estimates that foreign currency translation will increase revenues by approximately 0.5% for the full year 2010, resulting in expected revenue growth on a reported basis between 3.5% and 5.5%. Full-year 2010 adjusted diluted earnings per share are projected to be in a range of $4.15 to $4.35.
Conference Call
The Company will conduct its first quarter 2010 investor conference call today, April 22, 2010, at 8:00 a.m. Eastern Time. The live audio webcast can be accessed via Zimmer’s Investor Relations website at http://investor.zimmer.com. It will be archived for replay following the conference.
Individuals who wish to dial into the conference call may do so at (866) 530-8387. International callers should dial (706) 634-6422. A digital recording will be available two hours after the completion of the conference call from April 22, 2010 to May 6, 2010. To access the recording, U.S./Canada callers should dial (800) 642-1687, and International callers should dial (706) 645-9291, and enter the Conference ID, 65036531. A copy of this press release and other financial and statistical information about the periods to be presented in the conference call will be accessible through the Zimmer website at http://investor.zimmer.com.
Sales Tables
The following tables provide sales results by geographic segment and product category, as well as the percentage change compared to the prior year quarter on both a reported and constant currency basis.

NET SALES — THREE MONTHS ENDED MARCH 31, 2010
(in millions, unaudited)

			Constant
	Net	Reported	Currency
	Sales	% Growth	% Growth
Geographic Segments
Americas	$616	4%	3%
Europe	286	8	1
Asia Pacific	161	21	11

Total	1,063	7	3

Product Categories
Reconstructive
Americas	463	4	4
Europe	232	6	(1)
Asia Pacific	120	20	9

Total	815	7	3

Knees
Americas	286	4	3
Europe	114	8	2
Asia Pacific	61	26	12

Total	461	7	4

Hips
Americas	147	4	3
Europe	112	4	(3)
Asia Pacific	57	14	5

Total	316	5	1

Extremities	38	16	14

Dental	52	9	6

Trauma	60	6	3

Spine	60	(7)	(9)

OSP and other	76	22	19

About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2009 sales were approximately $4.1 billion. The Company is supported by the efforts of more than 8,000 employees worldwide.
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Website Information
We routinely post important information for investors on our website, www.zimmer.com, in the “Investor Relations” section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Note on Non-GAAP Financial Measures
As used in this press release, the term “adjusted” refers to operating performance measures that exclude inventory step-up, and acquisition, integration, realignment and other expenses. The term “constant currency” refers to any financial measure that excludes the effect of changes in foreign currency exchange rates. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included in this press release.
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, our compliance with the Corporate Integrity Agreement through 2012; the success of our quality initiatives; the outcome of the investigation by the U.S. government into Foreign Corrupt Practices Act matters announced in October 2007; price and product competition; changes in customer demand for our products and services caused by demographic changes or other factors; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; control of costs and expenses; our ability to obtain and maintain adequate intellectual property protection; our ability to successfully integrate acquired businesses; our ability to form and implement alliances; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the U.S. Food and Drug Administration and foreign government regulators and tax obligations and risks; the impact of temporarily suspending U.S. distribution of one of our key hip replacement products; product liability and intellectual property litigation losses; health care reform measures in the U.S., reductions in reimbursement levels from third-party payors and cost-containment efforts of health care purchasing organizations; our ability to retain the independent agents and distributors who market our products; changes in general industry and market conditions, including domestic and international growth rates and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and the costs of defending or resolving putative class action litigation arising out of trading or ownership of our stock. For a further list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 and 2009
(in millions, except per share amounts, unaudited)

	2010	2009	%Inc/(Dec)
Net Sales	$1,062.8	$992.6	7%
Cost of products sold	268.4	230.2	17

Gross Profit	794.4	762.4	4

Research and development	51.0	51.9	(2)
Selling, general and administrative	446.7	423.7	5
Acquisition, integration, realignment and other	2.6	7.0	(62)

Operating expenses	500.3	482.6	4

Operating Profit	294.1	279.8	5
Interest and other, net	(14.6)	(3.7)	289

Earnings before income taxes	279.5	276.1	1
Provision for income taxes	74.1	73.9	—

Net Earnings of Zimmer Holdings, Inc.	$205.4	$202.2	2

Earnings Per Common Share
Basic	$1.01	$0.91	11
Diluted	$1.01	$0.91	11

Weighted Average Common Shares Outstanding
Basic	203.0	221.5
Diluted	204.2	222.1
Certain amounts in the 2009 consolidated statement of earnings have been reclassified to conform to the 2010 presentation.

ZIMMER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$821.2	$691.7
Certificates of deposit	50.2	66.4
Receivables, net	767.1	751.4
Inventories, net	896.5	913.2
Other current assets	338.8	315.3

Total current assets	2,873.8	2,738.0

Property, plant and equipment, net	1,190.5	1,221.7
Goodwill	2,712.3	2,783.5
Intangible assets, net	834.0	858.0
Other assets	211.4	184.3

Total Assets	$7,822.0	$7,785.5

Liabilities and Shareholders’ Equity

Current liabilities	$655.2	$690.7
Other long-term liabilities	325.9	328.5
Long-term debt	1,127.0	1,127.6
Shareholders’ equity	5,713.9	5,638.7

Total Liabilities and Shareholders’ Equity	$7,822.0	$7,785.5

Certain amounts in the 2009 condensed consolidated balance sheet have been reclassified to conform to the 2010 presentation.

ZIMMER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 and 2009
(in millions, unaudited)

	2010	2009
Cash flows provided by (used in) operating activities
Net earnings of Zimmer Holdings, Inc.	$205.4	$202.2
Depreciation and amortization	84.9	79.6
Share-based compensation	12.7	17.1
Income tax benefits from employee stock compensation plans	1.7	0.1
Excess income tax benefits from employee stock compensation plans	(0.7)	—
Inventory step-up	1.3	4.2
Changes in operating assets and liabilities
Income taxes	2.3	44.9
Receivables	(32.5)	(6.3)
Inventories	17.2	(32.2)
Accounts payable and accrued expenses	(37.1)	(111.5)
Other assets and liabilities	4.3	(13.5)

Net cash provided by operating activities	259.5	184.6

Cash flows provided by (used in) investing activities
Additions to instruments	(39.3)	(45.3)
Additions to other property, plant and equipment	(11.6)	(30.9)
Purchases of certificates of deposit	(4.0)	—
Sales of certificates of deposit	20.0	—
Acquisition of intellectual property rights	—	(7.6)
Investments in other assets	(2.9)	(0.6)

Net cash used in investing activities	(37.8)	(84.4)

Cash flows provided by (used in) financing activities
Net borrowings under credit facilities	—	210.0
Proceeds from employee stock compensation plans	4.9	3.3
Excess income tax benefits from employee stock compensation plans	0.7	—
Repurchase of common stock	(93.5)	(301.4)
Other	—	(7.8)

Net cash used in financing activities	(87.9)	(95.9)

Effect of exchange rates on cash and cash equivalents	(4.3)	(4.1)

Increase in cash and cash equivalents	129.5	0.2
Cash and cash equivalents, beginning of period	691.7	212.6

Cash and cash equivalents, end of period	$821.2	$212.8

ZIMMER HOLDINGS, INC.
NET SALES BY GEOGRAPHIC SEGMENT
FOR THE THREE MONTHS ENDED MARCH 31, 2010 and 2009
(in millions, unaudited)

	Three Months Ended March 31,
	2010	2009	% Inc
Americas	$615.7	$594.6	4%
Europe	286.1	265.1	8
Asia Pacific	161.0	132.9	21

Total	$1,062.8	$992.6	7

ZIMMER HOLDINGS, INC.
NET SALES BY PRODUCT CATEGORY
FOR THE THREE MONTHS ENDED MARCH 31, 2010 and 2009
(in millions, unaudited)

	Three Months Ended March 31,
	2010	2009	% Inc/(Dec)
Reconstructive	$814.5	$761.1	7%
Dental	51.7	47.4	9
Trauma	60.4	56.9	6
Spine	60.0	64.6	(7)
OSP and other	76.2	62.6	22

Total	$1,062.8	$992.6	7

ZIMMER HOLDINGS, INC.
RECONCILIATION OF REPORTED % GROWTH TO
CONSTANT CURRENCY % GROWTH
(unaudited)

	For the Three Months Ended
	March 31, 2010
		Foreign	Constant
	Reported	Exchange	Currency
	% Growth	Impact	% Growth
Geographic Segments
Americas	4%	1%	3%
Europe	8	7	1
Asia Pacific	21	10	11
Total	7	4	3

Product Categories
Reconstructive
Americas	4	—	4
Europe	6	7	(1)
Asia Pacific	20	11	9
Total	7	4	3

Knees
Americas	4	1	3
Europe	8	6	2
Asia Pacific	26	14	12
Total	7	3	4

Hips
Americas	4	1	3
Europe	4	7	(3)
Asia Pacific	14	9	5
Total	5	4	1

Extremities	16	2	14

Dental	9	3	6

Trauma	6	3	3

Spine	(7)	2	(9)

OSP and other	22	3	19

ZIMMER HOLDINGS, INC.
Reconciliation of Net Earnings and Adjusted Net Earnings
For the Three Months Ended March 31, 2010 and 2009
(in millions, unaudited)

	Three Months
	Ended March 31,
	2010	2009
Net Earnings of Zimmer Holdings, Inc.	$205.4	$202.2
Inventory step-up	1.3	4.2
Acquisition, integration, realignment and other	2.6	7.0
Taxes on inventory step-up and acquisition, integration, realignment and other*	(1.9)	(3.4)

Adjusted Net Earnings	$207.4	$210.0

ZIMMER HOLDINGS, INC.
Reconciliation of Diluted EPS and Adjusted Diluted EPS
For the Three Months Ended March 31, 2010 and 2009
(unaudited)

	Three Months
	Ended March 31,
	2010	2009
Diluted EPS	$1.01	$0.91
Inventory step-up	0.01	0.02
Acquisition, integration, realignment and other	0.01	0.03
Taxes on inventory step-up and acquisition, integration, realignment and other*	(0.01)	(0.01)

Adjusted Diluted EPS	$1.02	$0.95

*	The tax effect is calculated based upon the statutory rates for the jurisdictions where the items were incurred.

ZIMMER HOLDINGS, INC.
Reconciliation of Operating Profit to Adjusted Operating Profit
For the Three Months Ended March 31, 2010 and 2009
(in millions, unaudited)

	Three Months
	Ended March 31,
	2010	2009
Operating Profit	$294.1	$279.8
Inventory step-up	1.3	4.2
Acquisition, integration, realignment and other	2.6	7.0

Adjusted Operating Profit	$298.0	$291.0

ZIMMER HOLDINGS, INC.
Reconciliation of 2010 Projected Diluted EPS
and Projected Adjusted Diluted EPS
(unaudited)

Projected Twelve Months Ended December 31, 2010:	Low	High
Diluted EPS	$4.08	$4.28
Inventory step-up	0.01	0.01
Acquisition, integration, realignment and other	0.09	0.09
Taxes on inventory step-up, acquisition, integration realignment and other *	(0.03)	(0.03)

Adjusted Diluted EPS	$4.15	$4.35

*	The tax effect is calculated based upon the statutory rates for the jurisdictions where the items were incurred.